Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 23, 2018 with respect to the financial statements of SITA Laboratories, Inc. d/b/a Callcap included in the Form 8-K/A of Marchex, Inc. filed on February 5, 2019 which is incorporated by reference into this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement in this Form S-3 and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Kansas City, Missouri

December 12, 2019